410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A

News Announcement
For Immediate Release

Exhibit 99.1

Oil-Dri Increases Dividend for 16th Year in a Row and Announces Changes to its Board of Directors

CHICAGO, June 12, 2019- Oil-Dri Corporation of America (NYSE: ODC) announced that effective today, John Steven Cole, President, Cole & Associates will retire from the company’s Board of Directors. Paul M. Hindsley, Managing Director and Partner, William Blair & Company, has been appointed to replace Mr. Cole on its Board and Audit Committee.
John Steven Cole joined the Board in 1981 and served as a member of both the Audit and Executive Committees. Mr. Cole is President of Cole & Associates, an international consulting firm, and is an accomplished advisor, providing leadership in product & technical development and general management to many companies and organizations.
Daniel S. Jaffee, President and Chief Executive Officer, stated, "It has been a privilege to have Steve serve on our Board of Directors for the past 38 years. He has made many significant contributions during his tenure, and his insights and experience have been invaluable to Oil-Dri. On behalf of the entire company and the Board, I would like to extend our deepest gratitude to Mr. Cole for his commitment to the success of our organization. We wish him well in his retirement.”
Paul M. Hindsley is currently Managing Director and Partner, Investment Banking at William Blair & Company where he specializes in merger & acquisitions and equity & debt transactions. Prior to joining William Blair & Company, Mr. Hindsley was Director of Investment Banking at BMO Capital Markets from 1989-1997 and served as Vice President, Commercial Banking at Harris Trust and Savings Bank from 1981-1989.
Mr. Hindsley received his bachelor’s degree in Management Science from Duke University in 1981 and earned a Masters in Management from the Kellogg Graduate School of Management at Northwestern University in 1986.
Daniel S. Jaffee commented, "I am very pleased to welcome Paul Hindsley to our Board of Directors. I have known Paul professionally for over 25 years, and his financial perspective on the consumer products and packaging industries will be a tremendous asset to our Board. With his experience in the investment banking arena, Paul will support and complement our risk/reward appetite as we seek to grow.”

In addition to the board member changes, the Board of Directors declared quarterly cash dividends of $0.25 per share of the Company’s Common Stock and $0.1875 per share of the Company’s Class B Stock, an approximate 4% increase for both classes of stock. The dividends declared today will be payable on August 30, 2019 to stockholders of record at the close of business on August 16, 2019. The Company has paid cash dividends continuously since 1974. This declaration marks the sixteenth consecutive year Oil-Dri has increased dividends.

Leslie A. Garber
Investor Relations Manager
InvestorRelations@oildri.com
(312) 321-1515

Oil-Dri expects to release earnings for its fourth quarter of fiscal 2019 after the close of the U.S. stock market on Thursday, October 10, 2019 and to host an Investor Teleconference on Friday, October 11, 2019. Teleconference details will be communicated via web alert and posted on the Events page of the Company’s website (investors.oildri.com/events) approximately one week prior to the call.

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While Oil-Dri’s founding product was granular clay floor absorbents, it has since greatly diversified its portfolio. The Company’s mission to “Create Value from Sorbent Minerals” is supported by its wide array of consumer and business to business product offerings. In 2016, Oil-Dri celebrated its seventy-fifth year of business and looks forward to the next milestone. To learn more about the Company, visit oildri.com.

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Leslie A. Garber
Investor Relations Manager
InvestorRelations@oildri.com
(312) 321-1515